Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-264365

First Trust Private Credit Fund

Supplement dated January 26, 2024 to the

Prospectus and Statement of Additional Information (“SAI”),

each dated July 31, 2023

Sub-Adviser and Portfolio Manager Changes

Angel Oak Capital Advisors, LLC (“Angel Oak”) no longer serves as a sub-adviser to the First Trust Private Credit Fund (the “Fund”). Sam Dunlap and Colin McBurnette no longer serve as portfolio managers of the Fund. Accordingly, effective immediately, all references in the Prospectus and SAI to Angel Oak as a sub-adviser to the Fund and to Mr. Dunlap and Mr. McBurnette as portfolio managers of the Fund are hereby deleted. Mount Logan Management, LLC and Palmer Square Capital Management LLC continue to serve as sub-advisers to the Fund.

Please retain this Supplement for future reference.